Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G dated April 17, 2026 relating to the Common Shares, of Methanex Corporation shall be filed on behalf of the undersigned.

KEY GROUP LONG TERM INVESTMENTS LP By: /s/ Sunil Jagwani
Name: Sunil Jagwani
Title: General Partner

SUNIL JAGWANI By: /s/ Sunil Jagwani